Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Jeanie Herbert

(714) 773-7620

Director, Investor Relations

Anne M. Warde

(714) 773-7655

amwarde@beckman .com

Media Relations

Beckman Coulter Names Garrett President and Chief Operating Officer

FULLERTON, Calif. – (December 18, 2003) – Beckman Coulter, Inc. (NYSE:BEC) announced today that Scott Garrett, president of the company’s Clinical Diagnostic Division was appointed president and chief operating officer (COO) of the corporation.

Garrett immediately assumes the operating responsibilities of the position from company Chairman, President and Chief Executive Officer John P. Wareham. Wareham will continue as chairman and chief executive officer, retaining the fiduciary and strategic duties of that role.

“With key biomedical research and clinical diagnostics markets presenting pathways for growth, Beckman Coulter is poised to act on strategic plans for expansion in 2004,” said Wareham. “Efficient execution of our plans will require a dedicated executive to oversee day-to-day operating activities from an integrated perspective. Scott joined the company with a track record of success and, in his short tenure, has demonstrated the leadership and organizational skills that make him ideally suited to operationalize our plans for growth.”

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In his new role, Garrett retains leadership of the Clinical Diagnostics Division. He will also have operating responsibility for the Biomedical Research Division and manufacturing and Integrated Supply Chain Services.

Prior to joining Beckman Coulter in 2002, Garrett held several leadership positions in the clinical diagnostics industry. He served as chief executive officer of Garrett Capital Advisors and as chief executive officer for Kendro Laboratory Products, L.P. His experience included nearly 20 years with Baxter International/American Hospital Supply Corporation. As a member of the executive team, Garrett was instrumental in Baxter’s spin-out of Dade International and in helping the new company achieve success in its early years.

Beckman Coulter, Inc. is a global biomedical company, headquartered in Fullerton, California. The company develops and markets instruments, chemistries, software and supplies that simplify and automate laboratory processes throughout the biomedical testing continuum. Through pioneering medical research and drug discovery, specialty testing, and patient care diagnostics, Beckman Coulter supports all phases of the battle against disease. Annual sales for the company totaled $2.06 billion in 2002, with 62% of this amount generated by recurring revenue from supplies, test kits and services.

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